Exhibit 10.10

Termination of Executive Compensation Arrangement

As described in Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended July 28, 2002, the Company maintained an arrangement by which variable universal life insurance policies and/or annuities were purchased for executives selected by the Compensation Committee of the Board of Directors, including some named executive officers. This arrangement was terminated as of December 31, 2003 and no further employer contributions will be made under the arrangement. All amounts contributed by the Company were vested and all Company connections to the insurance products were severed.